                                                                   Exhibit 10.40






                          ASSIGNMENT AND ASSUMPTION -
                                 FACILITY LEASE

Recording requested by, and
when recorded, return to:

Maxwell Technologies Systems Division, Inc.
9275 Sky Park Court
San Diego, CA 92123
Attention: Donald M. Roberts

                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                                (FACILITY LEASE)

      This Assignment and Assumption Agreement (the "Agreement") is made and entered into this 15th day of April, 1998, by and between PRIMEX PHYSICS INTERNATIONAL COMPANY, a California corporation (formerly known as Physics International Company), hereinafter referred to as "Assignor," and MAXWELL TECHNOLOGIES SYSTEMS DIVISION, INC., a California corporation, hereinafter referred to as "Assignee," with reference to the following recitals of fact:

                                R E C I T A L S

      WHEREAS, THE CONNECTICUT NATIONAL BANK, NOT INDIVIDUALLY BUT SOLELY AS TRUSTEE UNDER THAT CERTAIN TRUST AGREEMENT DATED AS OF DECEMBER 29, 1986, AMONG THE TRUSTEE AND MERCED ASSOCIATES, A MARYLAND GENERAL PARTNERSHIP, collectively are the Lessee (the "Lessee"), and D. HEBDEN PORTEUS, DAVID M. HAIG, FRED C. WEYLAND AND PAUL MULLIN GANLEY, TRUSTEES UNDER THE WILL AND OF THE ESTATE OF SAMUEL MILLS DAMON, DECEASED, collectively are the Lessor (the "Lessor"), under the certain Ground Lease dated December 29, 1986 (the "Ground Lease"), as the same may have been amended, for the that certain real property located in San Leandro, California (the "Premises"), and more particularly described in Exhibit A hereto; and

      WHEREAS, Lessee subleased the Premises to Assignor, under that certain Ground Sublease dated December 29, 1986 (the "Ground Sublease"), as the same may have been amended; and

      WHEREAS, Lessee leased the improvements situated on the Premises (the "Building") to Assignor, under that certain Facility Lease dated December 29, 1986 and Amendment No. 1 dated as of March 9, 1997 (the "Facility Lease"), as the same may have been amended; and

        WHEREAS, Assignee has entered into an agreement to acquire simultaneously from Assignor the entirety of its interests in both the Ground Sublease and the Facility Lease; and

        WHEREAS, Assignee has entered into that certain Sublease Agreement dated April 15, 1998 ("Sublease") with Assignor, by which it has agreed to sublease a portion of the Premises to Assignor and to construct tenant improvements thereon; and

        WHEREAS, effective as of the date on which Assignee acquires the Facility Lease from Assignor (the "Transfer Date"), Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, all of the rights and obligations of Assignor under the Facility Lease; and

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

        1. Assignment. Effective as of the Transfer Date, except as provided herein, Assignor hereby sells, assigns, transfers and conveys to Assignee all of Assignor's right, title and interest in and to the Facility Lease, including, without limitation, any extension and renewal options.

        2. Assumption. Effective as of the Transfer Date, except as provided herein, Assignee hereby assumes and agrees to perform all of the obligations of Assignor under the Facility Lease.

        3. Notices of Default. Assignee agrees to promptly deliver to Assignor a copy of any notice of default given by Lessee under the Facility Lease.

        4. Assignor Estoppel. Assignor is the holder of lessor's interests under the Facility Lease. Assignor confirms that the documents described above constitute the entire Facility Lease for the Premises, including any and all amendments and modifications, and that the Facility Lease is in full force and effect and is the valid legal and binding obligation of Assignor. To the actual knowledge of Assignor, no defaults or potential defaults exist with respect to the Facility Lease.

        5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the day and year first above written.

                                        ASSIGNOR:

                                        PRIMEX PHYSICS INTERNATIONAL
                                        COMPANY, a California corporation


                                        By: [SIG]
                                           ------------------------------------
                                           Name: [ILLEGIBLE]
                                           Its: Treasurer


                                        By:
                                           ------------------------------------
                                           Name:
                                           Its:


                                        ASSIGNEE:

                                        MAXWELL TECHNOLOGIES SYSTEMS
                                        DIVISION, INC., a California corporation


                                        By: /s/ WALTER P. ROBERTSON
                                           ------------------------------------
                                           Name: Walter P. Robertson
                                           Its: President



                                        By:
                                           ------------------------------------
                                           Name:
                                           Its:

                                   EXHIBIT A

All buildings and improvements situated on the hereinafter described lands situated in the City of San Leandro, County of Alameda, State of California which are and shall remain real property.

PARCEL 1:

Beginning at a point on the northwestern line of the 66.29 acre tract of land fifthly described in the Decree of Distribution in the Matter of the Estate of Georges LeRoy, deceased, in the Superior Court, Contra Costa County, Probate No. 11478, certified copy of which decree was recorded November 22, 1948, in Book 5660 OR, page 403 (AC/88342), distant thereon north 62 degrees 30' east
631.30 feet from the northeastern line of Merced Street; thence along said line of said 66.92 acre tract, north 62 degrees 30' east 315.65 feet; thence south 27 degrees 30' east 690 feet to the direct extension northeasterly of the northwestern line of the land described as Parcel III in the deed from Oakland Title Insurance Company to Southern Pacific Company, recorded March 23, 1954, in Book 7278 OR, page 297, (AJ/23953); thence along said direct extension south 62 degrees 30' west 315.65 feet to the most northern corner of said Parcel III in the last mentioned deed; and thence north 27 degrees 30' west 690 feet to the point of beginning.

PARCEL 2:

Portion of the 66.92 acre tract of land fifthly described in the Decree of Distribution in the Matter of the Estate of Georges LeRoy, deceased, in the Superior Court of Contra Costa County, Probate No. 11478, a certified copy of which decree was recorded November 22, 1948, in Book 5660 OR, page 403 (AC/88342), described as follows:

Beginning at the intersection of the northeastern line of Merced Street, 60 feet wide, with the northwestern line of said 66.92 acre tract, thence along the northwestern line of said 66.92 acre tract north 62 degrees 30' east 631.30 feet; thence south 27 degrees 30' east 690 feet; thence south 62 degrees 30' west 631.30 feet to said line of Merced Street; thence along the last named line north 27 degrees 30' west 690 feet to the point of beginning.

Excepting therefrom that portion quitclaimed to the City of San Leandro by instrument recorded October 10, 1957, Book 8490 OR, page 595, (AM/100857).

STATE OF CALIFORNIA)
                   ) SS.
COUNTY OF SAN DIEGO)

        On this 15th day of April 1998, before me a Notary Public in and for
                ----        -----
said County and State, personally appeared Stephen C. Curley who being duly
                                           -----------------
sworn, deposes and says that he is Vice President & Treasurer of PRIMEX
                                   --------------------------
TECHNOLOGIES, INC. the corporation described in the above ASSIGNMENT and that he executed the above ASSIGNMENT as a free act on behalf of PRIMEX TECHNOLOGIES, INC.


                                         /s/ MYRNA R. JARO
                                        -------------------------------
                                        Notary Public

SEAL:
     MYRNA R. JARO
     Comm. #1141819
     NOTARY PUBLIC-CALIFORNIA
     San Diego County
     My Comm. Expires June 18, 2001

STATE OF CALIFORNIA)
                   ) SS.
COUNTY OF SAN DIEGO)

        On this 15th day of April 1998, before me a Notary Public in and for
                ----        -----
said County and State, personally appeared Walter P. Robertson who being duly
                                           -------------------
sworn, deposes and says that he is President of MAXWELL TECHNOLOGIES SYSTEM
                                   ---------
DIVISION, INC. the corporation described in the above ASSIGNMENT and that he executed the above ASSIGNMENT as a free act on behalf of MAXWELL TECHNOLOGIES SYSTEM DIVISION, INC.


                                         /s/ MYRNA R. JARO
                                        -------------------------------
                                        Notary Public

SEAL:

       MYRNA R. JARO
       Comm. #1141819
       NOTARY PUBLIC - CALIFORNIA
       San Diego County
       My Comm. Expires June 18, 2001

                                 FACILITY LEASE


     THIS FACILITY LEASE is made as of the 29th day of December, 1986, by and between THE CONNECTICUT NATIONAL BANK, not individually but solely in its capacity as Trustee (the "Landlord"), under that certain Trust Agreement dated as of December 29, 1986 (the "Trust Agreement"), between Merced Associates, a Maryland general partnership (the "Partnership"), and Connecticut National Bank (the "Trustee"), and PHYSICS INTERNATIONAL COMPANY, a California corporation (the "Tenant").

                                    RECITALS

     A. Landlord is the owner of certain real property as hereafter set forth constituting the Premises as hereafter defined.

     B. Tenant desires to lease the Premises from the Landlord in accordance with the terms and conditions hereinafter set forth.

                                   WITNESSETH

     NOW, THEREFORE in consideration of the rental hereinafter agreed upon and the performance of all the conditions and covenants hereinafter set forth on the part of Tenant to be performed, Landlord does hereby lease unto Tenant, and the latter does lease from the former the existing structure containing approximately two hundred forty thousand 240,000 square feet known as 2700 Merced Street in San Leandro, California, together with improvements to the structure to be constructed in accordance with the provisions of Paragraph 20 below (the existing structure together with the contemplated improvements are referred to herein as the "Premises"). The lease of the Premises is subject to the state of Landlord's title existing as of the date of the commencement of the term hereof, including but not limited to, (i) those matters referred to in the preliminary title report dated September 30, 1986, Order No. 106576 by Western Title Insurance Company; (ii) any state of facts which an accurate survey or physical inspection of the Premises might show; (iii) the Indenture (the "Ground Lease") of even date herewith by and between Landlord and the Trustees under the Will and of the Estate of Samuel H. Damon (the "Damon Estate"); and (iv) the Ground Sublease (the "Ground Sublease") dated of even date herewith between Landlord and Tenant. This Lease specifically excludes the ground beneath and around the Premises.


                                  EXHIBIT E-2

     1.   Term. The term of this Lease shall be as follows:

          1.1 Original Term. The original term of this Lease shall be for a period of twenty (20) years commencing on December 30, 1986 and ending on December 31, 2006.

          1.2 Renewal Term. Tenant shall have the option to extend the original term of this lease for two (2) consecutive renewal terms of ten (10) years each on the same terms and conditions contained herein, except that the Annual Net Rent (defined below) will be as described in Paragraph 3 below. Tenant shall exercise each such option by providing written notice of its exercise of such option to Landlord not less than one hundred eighty (180) days prior to the expiration of the original term or the renewal term then in effect; provided, however, that the exercise of each such option shall be subject to the conditions that: (i) Tenant is not in Default under any provisions of this Lease (including the cross default provision contained in Paragraph 17.9 below) on the date of exercise of such option or on the date of commencement of the renewal term; (ii) Tenant shall be and shall have been in possession and occupancy of the Premises at all times since the effective date of this Lease; and (iii) Tenant simultaneously exercises its option to renew the Ground Sublease.

     2. Annual Net Rent - Original Term. Tenant covenants and agrees to pay Landlord during each year of the original term of this Lease net rental (the "Annual Net Rent") in the amounts and on the dates as set forth on Exhibit A, attached hereto. Unless otherwise provided on Exhibit A, Annual Net Rental shall be due and payable in arrears on the last day of each June and December in equal semi-annual installments.

     3. Annual Net Rent - Renewal Term. Annual Net Rent for each renewal term will be the annual fair market rental value of the Premises during each renewal term. In the event the Landlord and the Tenant cannot agree upon the annual fair market rental value of the Premises within ninety (90) days prior to the expiration of the original term or of any renewal term, as the case may be, then the Annual Net Rent for such renewal term shall be determined by three impartial real estate appraisers, one to be appointed by each of the parties hereto, and Landlord and Tenant shall each promptly name one such appraiser and give written notice thereof to the other party, and in case either party shall fail so to do within ten (10) days after appointment of the first appraiser, the appraiser already appointed shall name a second appraiser, and the two appraisers thus appointed in either manner shall appoint a third appraiser, and in case of their failure so to do within ten (10) days after appointment of the second appraiser, either party may have such third appraiser (who shall in this case be a member of the American Institute of Real Estate Appraisers or other similar organization, who maintains an office in the County of Alameda, Contra Costa, Santa Clara or the city or county of San Francisco) appointed by any person then sitting as Judge of the Superior Court of the State of California in and for the County of Alameda and the three appraisers so appointed shall thereupon proceed to determine the matter in question, and the decision of said appraisers or a majority of them shall be final, conclusive and binding upon both parties. The cost of such appraisal other than attorneys' fees shall be shared equally by the parties hereto. Until determination of such rent by agreement or appraisal as herein provided, semi-annual installments at the same rate payable for the preceding year shall be paid on account thereof.

    4. Net Lease; Additional Rent. It is intended by Landlord and Tenant that this Lease be a net, net, net lease and that the Annual Net Rent payable by Tenant shall be absolutely net to the Landlord. The Tenant agrees to pay directly any and all costs and expenses in connection with the ownership or leasing of the Premises. The Tenant covenants and agrees to pay to Landlord as additional rent (the "Additional Rent"), promptly after Landlord's demand, any such costs and expenses which cannot be paid directly by Tenant, but which are paid by Landlord. The costs and expenses for which Tenant is responsible shall include, but not be limited to, the following:

          4.1. Utilities. All costs of water rent and sewer service charges assessed against the Premises and all costs of electricity, gas, telephone and other utilities used or consumed in the Premises, together with all taxes, levies or other charges with respect to any such utilities.

          4.2. Real Estate Taxes. All real property taxes, water, rents, footage assessments, excise taxes, general and special assessments, supplemental taxes and other governmental charges and impositions of every kind to whomsoever assessed and whether now in being or not which may be assessed upon, or payable for, or in respect of, the Premises or any part thereof for any period wholly or partly within the term of this Lease, or with respect to the use, occupancy or possession of the Premises at any time during the term hereof; provided that any imposition relating to the fiscal period of the imposing authority falling partly within and partly without the term hereof shall be apportioned from the beginning or to the end of the term, as the case may be.

          4.3. Personal Property Taxes. All taxes or assessments levied or assessed during the term of this Lease against any leasehold interest of Tenant or any personal property or trade fixtures of Tenant of any kind owned by Tenant or placed in, upon or about the Premises by Tenant.

          4.4. Fees, Charges and Expenses. Any and all fees, charges and expenses of every kind and nature which Tenant shall incur or Landlord shall pay or become obligated to pay because of or in connection with owning, operating, leasing, managing and maintaining of the Premises including, without limitation, the following: (i) all supplies and materials used, and labor charges incurred, in the operation, maintenance, decoration, repairing and cleaning of the Premises; (ii) the cost of all equipment purchased or rented which is utilized in the performance of Landlord's obligations hereunder, and the cost of maintenance and operation of any such equipment; (iii) the cost of all management, maintenance and service agreements for the Premises and the equipment therein, including, without limitation, alarm service, security service, window cleaning, and elevator maintenance; (iv) accounting costs, including the cost of audits by certified public accountants, and legal and engineering fees and expenses incurred in connection with the operation and management of the Premises; (v) wages, salaries, commissions, and related expenses of all on-site and off-site agents or employees engaged in the operation, maintenance and security in the Premises; (vi) the cost of all reasonable and necessary insurance coverage for the Premises; (vii) the cost of repairs, replacements and general maintenance to the Premises, structural or non-structural, including without limitation the mechanical, electrical and heating ventilating and air-conditioning equipment and/or systems; (viii) any and all exterior landscaping; (ix) cost of removal of trash, rubbish, garbage and other refuse from the Premises as well as removal of ice and snow from the sidewalks on or adjacent to the Premises; and (x) every other expense which would be considered as an expense of maintaining, operating, leasing, insuring, managing or repairing the Premises.

          4.5 Fees and Expenses of the Trustee. All fees and expenses paid or payable to the Trustee by the Partnership (including, without limitation, all costs and expenses relating to indemnification of the Trustee) which are related to any of the transactions or matters referred to in any of the Operative Documents (defined below), but excluding, however, any such fees or expenses incurred as a result of the wrong doing or gross negligence of the Partnership.

          4.6 Interpretation. Nothing contained in this Paragraph 4 shall be construed to impose any duty or obligation upon Landlord to provide any service or benefit referred to this Paragraph. Landlord is under no duty or obligation to provide any service or benefit other than as expressly required by the terms of this Lease.

     5. Payment of Rental. Tenant covenants and agrees to pay the rental herein reserved and each installment thereof promptly when and as due. All rentals shall be paid to Landlord at the address specified in Paragraph 30 hereof, or at such other place or to such appointee of Landlord, as Landlord may from time to time designate in writing. All monies to be paid by Tenant to Landlord hereunder, whether or not designated as rent shall be deemed to be Additional Rent and shall be collectible as rent upon Landlord's demand.

     6. Default Charges. In the event Tenant fails to pay Landlord when due any rental payment or other charge or sum due hereunder, Landlord may at its option charge Tenant a late charge equal to eighteen percent (18%) per annum (or such lesser amount as may be permitted by law) of the payment or other charge or sum for the period the payment or other charge or sum is overdue, which late charge shall be collectible and shall be payable by Tenant to Landlord upon demand.

     7. Advancements. If Tenant should fail to perform any of the obligations imposed upon it under this Lease, Landlord may, but shall not be obligated to, make advances to perform the same on behalf of Tenant and all sums so advanced shall immediately upon demand become due and payable under this Lease. Tenant will repay on demand all sums so advanced on Tenant's behalf, plus any expenses or costs incurred by Landlord, including reasonable attorneys' fees, with interest thereon at the rate of eighteen percent (18%) per annum (or such lesser amount as may be permitted by law), accruing from the date of demand.

     8. Use. Tenant covenants and agrees to use and occupy the Premises solely for industrial and mercantile purposes. Tenant agrees to comply with all applicable zoning, use and other laws and regulations, and provide and install at its own expense any additional equipment or alterations required to comply with all such laws and regulations as required from time to time.

     9. Compliance with Laws. Tenant covenants and agrees that it will, at its own expense, observe, comply with and execute all laws, orders, rules, directions, requirements and regulations of any and all governmental departments, bodies, bureaus, agencies and officers, and all rules, directions, requirements and recommendations of the local board of fire underwriters and the fire insurance rating organizations having jurisdiction over the area in which the Premises are situated, or other bodies or agencies now or hereafter exercising similar functions in the area in which the Premises are situated, in any way pertaining to the Premises or the use and occupancy thereof. In the event Tenant shall fail or neglect to comply with any of the aforesaid laws, orders, rules, directions, requirements or recommendations, Landlord or its agents may enter the Premises and take all such action and do all such work in or to the Premises as may be necessary in order to cause compliance with such laws, orders, rules, directions, requirements or recommendations.

     10. Representations and Warranties of Tenant. Tenant represents and warrants that: (a) Tenant is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation. (b) The execution, delivery and performance of this Lease and all related instruments and documents: (i) have been duly authorized by all necessary corporate action on the part of Tenant; (ii) do not require the approval of any stockholder, trustee or holder of any obligations of Tenant except such as have been duly obtained; and (iii) do not and will not contravene any law, governmental rule, regulation or order now binding on Tenant, or the charter or by-laws of Tenant, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Tenant under any indenture, mortgage, contract or other agreement to which Tenant is a party or by which it or its property is bound; provided, however, Tenant makes no such warranty or representation as to any state or federal securities laws. (c) This Lease and all related instruments and documents, when entered into, will constitute legal, valid and binding obligations of Tenant enforceable against Tenant in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or others laws or equitable principals relating to or limiting creditors rights generally, and except that the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. (d) Tenant is not in default under any material obligation for the payment of borrowed money, for the deferred purchase price of property or for the payment of any rent under any lease agreement which, either individually or in the aggregate, would materially adversely affect the financial condition of Tenant or the ability of Tenant to perform its obligations hereunder. (e) All of the information contained in the schedules now or hereafter attached hereto as Exhibit B is true and correct. (f) All of the representations and warranties made by Tenant in the Purchase and Assignment Agreement of even date herewith (the "Purchase and Assignment Agreement") between Landlord and Tenant were true and correct when made.

     11. Assignment and Subletting. Tenant shall have the right, upon sixty (60) days prior written notice to Landlord, to assign this Lease and to sublet the Premises, for a period not to exceed the original term of this Lease, provided, however, at the time of any such assignment or subletting (1) Tenant is not in Default hereof; and (2) Tenant simultaneously assigns the Ground Sublease or subleases the property let thereunder, as the case may be, to the same person or entity as is assigned this Lease or sublet these Premises. Notwithstanding any such assignment or subletting Tenant shall not be relieved of any liability under this Lease. Additionally, no party other than Tenant may exercise the renewal options set forth in Paragraph 1.2 above, unless Olin Corporation ("Guarantor") provides Landlord with a Guaranty Agreement satisfactory to Landlord, guarantying payment and performance of such parties' obligations to Landlord during any renewal term.

     12. Insurance. Tenant shall during the entire term of this Lease, and any extensions and renewals thereof, obtain and maintain at its sole cost and expense, and keep in full force and effect, with Tenant, Landlord and all mortgagees, holders of deeds of trust or assignees of Landlord named as insureds thereon, as their respective interests may appear, the following insurance coverages:

         12.1 Casualty Insurance. Tenant will insure the Premises against loss by earthquake (if such insurance is commercially available at reasonably economical premiums determined by Tenant in good faith) theft, fire, casualty and extended coverage under insurance policies which shall be written in forms, amounts and by companies satisfactory to the Landlord, provided, however, that the amount of such insurance shall not be less than the full insurable value of the Premises (and in all events not less than the amount necessary to avoid co-insurance restrictions) as the same may increase but not decrease from time to time. All insurance proceeds shall be payable to Landlord or Landlord's designee.

         12.2 Liability Insurance. Tenant shall obtain and maintain in full force and effect public liability and property damage insurance in such amounts, with such insurance companies, and upon policy forms acceptable to and approved by Landlord, but in any event in an amount of not less than Ten Million Dollars ($10,000,000) per occurrence; provided, however, that Tenant may self-insure not more than Eight Million Dollars ($8,000,000.00) of such required coverage for so long as Guarantor's tangible net worth is not less than Three Hundred Million Dollars ($300,000,000.00). As used herein, "tangible net worth" shall mean the sum of the par or stated value of all outstanding capital stock, additional paid in capital, surplus and undivided profits, less any amounts attributable to good will, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organizational expenses and other intangibles, all as determined in accordance with generally accepted accounting principles consistently applied.

     13. Indemnification. Landlord shall not be liable to Tenant for any loss or damage to Tenant or to any other person or to the property of Tenant or of any other person unless such loss or damage shall be caused by or result from the willful misconduct or gross negligence of Landlord.
Tenant shall defend and does hereby agree to indemnify and save harmless Landlord and the Partnership, and their successors or assigns, from all expenses, claims and demands of every kind, that may be brought against it, them or any of them for or on account of any damage, loss or injury to persons or property in or about the Premises or the land on which the Premises are situated, or on account of any damage, loss or injury resulting from or claimed to result from the presence on the Premises of any hazardous chemical, toxic waste or radioactive material, or arising from or out of Tenant's use or occupancy thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, servants, contractors, employees or invitees, and from any and all costs and expenses, counsel fees, and other charges which may be imposed upon

Landlord and/or the Partnership, and their successors and assigns, or which it or they may be obligated to incur in consequence thereof (including, without limitation, indemnification of the Trustee pursuant to Sections 5.03 and 7.01 of the Trust Agreement).

      14. Alterations. Tenant shall not make any alterations to the Premises, the total cost of which for any one project exceeds Fifty Thousand Dollars, ($50,000), without the prior written consent of Landlord, which shall not be unreasonably withheld. If Tenant shall desire to make such alterations, plans for the same shall first be submitted to and approved by Landlord, and all work and installations shall be performed by Tenant at its own expense in accordance with approved plans. Tenant agrees that all such work shall be done in a good and workmanlike manner, that the structural integrity of the Premises shall not be impaired, and that no liens shall attach to the Premises by reason thereof. Tenant agrees to obtain at Tenant's expense, all permits required for such alterations. If requested by Landlord, Tenant shall, prior to commencing construction, deposit with Landlord a completion bond in at least the estimated cost of the proposed alteration in such form and with such surety as is satisfactory to Landlord. Landlord may also make approval contingent upon compliance with such other reasonable conditions as Landlord may stipulate.

      15. Ownership of Alterations. Unless Landlord shall elect that all or part or any alteration made by Tenant to the Premises shall remain on the Premises after the termination of this Lease, the Premises shall be restored to their original condition by Tenant before the expiration of this Lease at Tenant's sole expense. Upon such election by Landlord, any such alterations, improvements, betterments or mechanical equipment, including but not limited to, heating and air conditioning systems, shall become the property of Landlord as soon as they are affixed to the Premises, and all right, title and interest thereof of Tenant shall immediately cease, unless otherwise agreed to in writing by Landlord. Landlord shall have the sole right to collect any insurance for any damage of any kind to any of the improvements placed upon the Premises by Tenant. Tenant shall promptly pay any franchise, minor privilege or other tax or assessment resulting directly or indirectly from any alterations or improvements made by Tenant to the Premises. Tenant shall repair promptly, at its own expense, any damage to the Premises caused by bringing into the Premises any property for Tenant's use, or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused.

      16. Repairs and Maintenance. The Premises hereby leased are leased to Tenant "AS IS." Landlord shall be under no liability, nor (except as provided in Paragraph 20 below) have any obligation to do any work or make any repairs in or to the Premises, an any work which may be necessary to outfit the Premises for Tenant's occupancy or for the operation of Tenant's business therein is the sole responsibility of Tenant and shall be performed by Tenant at its own cost and expense. Tenant acknowledges that it has fully inspected the Premises prior to the execution of this Lease, and Tenant further acknowledges that Landlord has made no warranties or representations with respect to the condition or state of repairs of the Premises. Tenant will, during the term of this Lease, keep the Premises and appurtenances (including windows, doors, plumbing, heating and electrical facilities and installations) in good order and repair and will make all necessary repairs thereof at its own expense, including all necessary repairs to the exterior walls and roof of the Premises. Tenant shall also maintain any driveways and parking areas designated for its exclusive use. Tenant will, at the expiration of the term of this Lease, or at the sooner termination thereof by forfeiture or otherwise, deliver the Premises in good order and condition, reasonable wear and tear excepted. In the event Tenant shall not proceed promptly and diligently to make any repairs to perform any obligations imposed upon it within forty-eight (48) hours after receiving written notice from Landlord to make such repairs or perform such obligation, then and in such event, Landlord may, at its option, enter the Premises and do and perform the things specified in said notice, without liability on the part of Landlord for any loss or damage resulting from any such action by Landlord and Tenant agrees to pay promptly upon demand any cost or expense incurred by Landlord in taking such action.

     17. Default. Any of the following events shall constitute default (a "Default") by Tenant:

          17.1 Payment. If the rent (Annual Net Rent, or Additional Rent) shall not be paid when and as due and shall be in arrears, in whole or in part for a period of five (5) days after written notice from Landlord; or

          17.2 Performance. If Tenant shall have failed to perform any other term, condition, or covenant of this Lease on its part to be performed for a period of thirty (30) days after written notice of such failure from Landlord provided, however, if such failure cannot reasonably be remedied within thirty (30) days then Tenant shall not be in default hereunder if Tenant commences cure within thirty (30) days after notice and thereafter diligently and continuously pursues cure; or

          17.3 Abandonment. If the Premises are vacant, unoccupied or deserted for a continuous period of sixty (60) days or more at any time during the term of this Lease; or

          17.4 Involuntary Bankruptcy. The entry of a decree or order for relief by a court having jurisdiction against or with respect to Tenant in an involuntary case under the federal bankruptcy laws or any state insolvency or similar laws ordering the liquidation of Tenant or reorganization of Tenant or of Tenant's business and affairs, or the appointment of a receiver, liquidator, assignee, custodian, trustee, or similar official for Tenant or any of Tenant's property, including but not limited to the Premises, and the failure to have such decree, order or appointment discharged or dismissed within a period of ninety (90) days from the date of entry; or

          17.5 Voluntary Bankruptcy. The commencement by Tenant of a voluntary case under the Federal bankruptcy laws or any state insolvency or similar laws or the consent by Tenant to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for Tenant or any of Tenant's property, including but not limited to the Premises, or the making by Tenant of an assignment for the benefit of, creditors, or the failure by Tenant generally to pay Tenant's debts as and when they become due;

          17.6 Sale or Encumbrance. If Tenant's leasehold interest under this Lease is sold under execution, attachment or decree of court to satisfy any debt of Tenant, or if any lien (including a mechanic's lien) is filed against Tenant's leasehold interest and is not discharged within ten (10) days thereafter.

          17.7 Failure to Maintain Insurance. If the Tenant fails to maintain continuously in force the insurance coverages required by Paragraph 12 above, in strict conformity with the requirements of that Paragraph.

          17.8 Breach of Warranty or Representation. If any warranty or representation made by Tenant herein shall have been materially false or misleading when made provided; however, that in the event that any of the warranties or representations contained in Paragraph 10(e) shall have been materially false or misleading when made, Landlord's sole remedy shall be pursuant to Paragraph 38 below.

          17.9 Cross Default. If the Tenant or Guarantor is in default under the terms of any document, paper or agreement with Landlord or to which Landlord is a party, including but not limited to the following documents executed of even date herewith: the Purchase and Ground Lease Agreement among the Damon Estate, Landlord and Tenant; the Purchase and Assignment Agreement; the Agreement of Guaranty Nos. 1 and 2 between Guarantor and Landlord; and the Ground Sublease (together with the Ground Lease collectively referred to as the "Operative Documents").

     18. Remedies Upon Default. In the event of the occurrence of any Default as defined in Paragraph 17 hereof, Landlord, in addition to any and all legal and equitable remedies it may have, shall have the following remedies:

          18.1 Distrain. To distrain for any rent or additional rent in default.

          18.2 Termination; Possession of Premises. At any time after Default, without notice, to declare this Lease terminated and enter the Premises with or without legal process; and in such event Landlord shall have the benefit of all provisions of law now or hereafter in force respecting the speedy recovery of possession from Tenant's holding over or proceedings in forcible entry and detainer, and Tenant waives any and all provisions for notice under such laws.

          18.3 Damages. Notwithstanding such reentry and/or termination, Tenant shall immediately be liable to Landlord for the sum of the following:
(i) all rent (whether Annual Net Rent or Additional Rent) then in arrears; (ii) all other liabilities of Tenant and damages sustained by Landlord as a result of Tenant's Default, including but not limited to, the reasonable costs of reletting the Premises and any broker's commissions payable as a result thereof; (iii) all of Landlord's costs and expenses (including reasonable counsel fees) in connection with such Default and recovery of possession; (iv) the difference between the rent reserved under this Lease (Net Annual Rent and Additional Rent) for the balance of the term and the fair rental value of the Premises for the balance of the term to be determined as of the date of reentry; or at Landlord's option in lieu thereof, Tenant shall pay the amount of the rent (Net Annual Rent or Additional Rent) reserved under this Lease at the times herein stipulated for payment of such rent for the balance of the term, less any amount received by Landlord during such period from others to whom the Premises may be rented on such terms and conditions and at such rentals as Landlord, in its sole discretion, shall deem proper; and (v) any other damages recoverable by law. In the event Landlord brings any action against Tenant to enforce compliance by Tenant with any covenant or condition of this Lease, including the covenant to pay rent (Net Annual Rent or Additional Rent), and it is judicially determined that Tenant has defaulted in performing or complying with any such covenant or condition, then and in such event, Tenant shall pay to Landlord all costs and expenses incurred by Landlord in bringing and prosecuting such action against Tenant, including a reasonable attorney's fee.

          18.4 Liquidated Damages. In the event Landlord elects to sell the Premises then, in lieu of Landlord's damages as set forth in Paragraph 18.3 above, Landlord shall be entitled to liquidated damages as follows: Landlord may require Tenant to pay the Stipulated Loss Value determined as specified below (the "Stipulated Loss Value") plus an amount equal to all rent (whether Annual Net Rent or Additional Rent) apportioned through the date upon which the Stipulated Loss Value is paid and all of Landlord's costs and expenses (including reasonable attorney's fees) incurred by reason of Tenant's default. The Stipulated Loss Value shall be calculated as the product of (a) the Total Project Costs (defined to be the sum of all unreimbursed expenditures or obligations made or incurred by Landlord, the Partnership or Maryland National Leasing Corporation ("MNLC") in connection with the acquisition, financing, improvement, ownership or leasing of the Premises, all personal property or fixtures therein or thereon and the real property subject to the Ground Lease) and (b) the applicable percentage factor set forth on the Schedule of Stipulated Loss Values on Exhibit "C" attached hereto. The Stipulated Loss Value shall be payable on and determined as of the next scheduled rent payment date after the date upon which Landlord gives written notice of its election to require payment thereof. Upon payment of the liquidated damages this Lease shall terminate.

          At such time as Landlord closes on a sale of the Premises, Landlord shall repay to Tenant so much of the amount Landlord received from Tenant on account of the Stipulated Loss Value, pursuant to this Paragraph 18.4, as is equal to the net proceeds of sale of the Premises less any costs or expenses (including reasonable attorneys fees) Landlord incurred in connection with reacquiring possession of, holding and selling the Premises. Landlord shall use good faith efforts to maximize the net profit upon the sale of the Premises.

     19. Damage or Destruction. If during the Lease term the Premises are damaged or destroyed by fire or other casualty, Tenant shall promptly cause such damage to be repaired or the Premises to be rebuilt. The Premises shall be repaired or rebuilt to its condition immediately prior to the casualty. To the extent insurance proceeds on account of such damage are made available to Landlord and are free from the superior claim of any mortgagee or holder of any deed of trust, Landlord shall, provided the tenant is not in Default hereof, make such insurance proceeds available to Tenant, as reimbursement for Tenant's expenses in connection with the repair or rebuilding. To the extent such proceeds are insufficient to pay for the repairs or rebuilding required of Tenant pursuant to this Paragraph 19, Tenant shall supply any and all additional funds necessary to complete the required work. There shall be no abatement of rent whether or not such fire or other casualty makes any portion or all of the Premises untenantable. In the event such fire or other casualty damages or destroys any of Tenant's leasehold improvements, alterations, betterments, fixtures or equipment, Tenant shall cause the same to be repaired or restored at Tenant's sole cost and expense.

     20. Improvements to Premises. Landlord shall improve the Premises by the construction of an approximately fifteen thousand (15,000) square foot building. Tenant shall cause the construction of the building, as construction manager for Landlord, in strict conformity with the terms and provisions of the Purchase and Assignment Agreement. The building to be constructed shall at all times be deemed to be part of the Premises and shall be subject to all terms and conditions of this Lease. The building shall at all times be the property of Landlord subject to the Tenant's rights under this Lease.

     21. Right of Entry. Landlord and its agents, servants, employees, including any builder or contractor employed by Landlord, shall have the absolute and unconditional right, license and permission, at any and all reasonable times, to enter and inspect the Premises or any part thereof, and at the option of Landlord, to make such reasonable repairs and/or changes in the Premises as Landlord may deem necessary or proper and/or to enforce and carry out any provision of this Lease.

     22. Expiration of Term. It is agreed that the term of this Lease shall expire and terminate at the end of the original term hereof or at the end of any renewal term, as the case may be, without the necessity of any notice by or to any of the parties hereto, unless otherwise provided herein. If Tenant fails to vacate the Premises when required, Tenant shall hold the Premises as a tenant from month to month, subject to all the other terms and conditions of this Lease, but shall pay rent at an amount equal to double the Annual Net Rent in effect just prior to such expiration or termination. Landlord shall, upon such expiration or termination of this Lease, be entitled to the benefit of all laws relating to the speedy recovery of possession of lands and tenements held over by tenants that may be now in force or may hereafter be enacted.

          23.1 Taking of a Material Part. If during the term of this Lease all or any material part or the Premises shall be taken by or under power of eminent domain then, at Landlords option, either (1) this Lease shall terminate as of, and the rent (Annual Net Rent and Additional Rent) shall be apportioned to and abate from and after, the next rent payment date following the date of taking and the Tenant shall pay to the Landlord, on such date the Stipulated Loss Value together with rent (Annual Net Rent and Additional Rent) accrued until and including such date plus any other monies due Landlord and any monies referred to in this Paragraph 23, Tenant shall be entitled to receive any award from the condemning authority up to the amount of the Stipulated Loss Value payment, and Landlord shall use reasonable efforts to maximize any condemnation award; or (2) this Lease shall terminate and the rent (Annual Net Rent and Additional Rent) shall be apportioned to and abate from and after the date title vests in the condemning authority, and Tenant shall have no right to participate in any award or damages for such taking and hereby assigns all of its right, title and interest therein to Landlord.

          23.2 Taking of Less than a Material Part. In the event less than a material part of the Premises is taken, Landlord shall receive any condemnation award and Tenant shall, at its expense, promptly make such repairs and improvements as shall be necessary to make the remainder of the Premises adequate to permit Tenant to carry on its business to substantially the same extent and with substantially the same efficiency as before the taking. Landlord shall make available to Tenant such condemnation proceeds as are available to Landlord and free from the superior claim of any mortgagee or holder of any deed of trust, to defray the cost of reconstruction or repair actually incurred by Tenant. In no event shall Landlord be required to expend an amount in excess of the award received by Landlord for such taking. In no event shall there be any abatement of the rent hereunder (Annual Net Rent and Additional Rent).

          23.3 Definitions. For purposes of this Paragraph, "taking" shall include a negotiated sale or lease or transfer of possession of the Premises to a condemning authority under bona fide threat of condemnation for public use. For purposes of this Paragraph, "a material part of the Premises" shall mean such part that the remainder thereof is, in Landlord's sole discretion, rendered inadequate to be attractive to prospective tenants and support a rental stream sufficient to provide Landlord with its required after tax return.

          23.4 Tenant's Participation in Award. Nothing herein shall be deemed to prevent Tenant from claiming and receiving from the condemning authority if legally payable, compensation for the taking of Tenant's own tangible property and such amount as may be payable by statute or ordinance toward Tenant's damages for Tenant's loss of business and relocation expenses.

     24. Subordination. This Lease shall be subject and subordinate to the lien of any ground lease, mortgages and/or deeds of trust now or hereafter placed or imposed upon the Premises, unless the ground lessor, the mortgagee of such mortgage or the holder of such deed of trust elects to have Tenant's interest hereunder superior to the interest of the ground lessor, mortgagee of such mortgage or the holder of such deed of trust. This subordination provision shall be self-operative and no further instrument of subordination shall be required. Tenant agrees to execute any documents which are required to effect such subordination. Tenant further hereby constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such instrument for and on behalf of Tenant. Upon Tenant's written request, Landlord will use reasonable efforts to obtain from the holders of any mortgage or deed of Trust a non-disturbance agreement, which would provide that in the event of any foreclosure sale Tenant's possession of the Premises shall not be disturbed provided Tenant is not in Default of this Lease.

     25. Certification. Tenant shall, without charge and from time to time, within ten (10) days following the written request of the Landlord, execute, acknowledge and deliver a written certificate affirming, that to the best knowledge, information and belief of the Tenant:

          (a) This Lease is unmodified and in full force and effect, or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications.

          (b) Whether or not there then exists any set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions of this Lease and any modifications thereto upon the part of the Landlord (as applicable) to be performed or complied with, and if so, specifying the same.

          (c) The date, if any, to which the Annual Net Rent, Additional Rent and any other charges payable hereunder has been paid in advance.

          (d) The amount of the Total Project Costs through a certain date are as set forth on Landlord's certificate.

          (e) Any such other matters and facts as are reasonably requested by Landlord.

     2.6  Advertise For Rent or For Sale. During the last one hundred eighty
(180) days of the final term of this Lease (being that term following which no renewal term exists or has been exercised by the Tenant), the Landlord may maintain "to rent" or "for sale" signs at reasonable locations upon the exterior of the Premises and may exhibit the Premises to any prospective tenants and purchasers following reasonable advance notice to tenant.

     27. Attornment. If Landlord assigns this Lease or the rents hereunder to a creditor as security for a debt, Tenant shall, after notice of such assignment and upon demand by Landlord or the assignee, pay all sums thereafter becoming due Landlord hereunder to such assignee. Tenant shall also, upon receipt of such notice, have all policies of insurance required hereunder endorsed so as to protect the assignee's interest as it may appear and shall deliver such policies, or certificates thereof, to the assignee. In the event the Premises are sold at any foreclosure sale or sales, by virtue of any judicial proceedings or otherwise, this Lease shall continue in full force and effect and Tenant agrees, upon request, to attorn to and acknowledge the foreclosure purchaser or purchasers at such sale as the Landlord hereunder.

     28. Non-Waiver of Future Enforcement. The receipt of rent by Landlord with knowledge of any breach of this Lease by Tenant, or of any default on the part of Tenant in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provisions of this Lease. No failure on the part of Landlord to enforce any covenant or provision herein contained nor any waiver of any right hereunder by Landlord, shall discharge or invalidate such covenant or provision or affect the right of Landlord to enforce the same in the event of any subsequent default. The receipt by

Landlord of any rent or any sum of money or any other consideration hereunder paid by Tenant after the termination, in any manner, of the term herein demised, will not destroy, or in any manner impair the efficacy of any such notice of termination as may have been given hereunder by Landlord to Tenant prior to the receipt of any such sum of money or other consideration, unless so agreed to in writing and signed by Landlord. Neither acceptance of the keys nor any other act or thing done by Landlord or any agent or employee during the term herein demised shall be deemed to be an acceptance of a surrender of said Premises, excepting only an agreement in writing signed by Landlord accepting or agreeing to accept such surrender.

     29. Recordation of Lease. Tenant agrees that it will, upon Landlord's request, execute a Memorandum of this Lease in a form suitable for recording under applicable law. The parties shall divide equally all costs of recordation.

     30. Notice. Any notice required or permitted by or in connection with this Lease shall be in writing and made by hand delivery or by over night delivery service or by certified mail, return receipt requested, postage prepaid, addressed to the respective parties at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by any party, and shall be considered given as of the date of hand delivery or as of one (1) day after sending overnight delivery service or three
(3) days after the date of mailing, independent of the date of delivery, as the case may be:

     If to Tenant:       Physics International Company
                         2700 Merced Street
                         P.O. Box 1538
                         San Leandro, CA 94577
                         Attn: J.H. Banister, Jr.

                         Copy to:

                         Olin Corporation
                         120 Long Ridge Road
                         Stamford, Connecticut 06904
                         Attn: Corporate Secretary

     If to Landlord:     The Connecticut National Bank
                         777 Main Street
                         Hartford, Connecticut 06115
                         Attn: Bond and Trustee Administration

                         Copy to:

                         Maryland National Leasing Corporation
                         502 Washington Avenue
                         Towson, Maryland 21204
                         Attn: Vice President-Operations

                         Copy to:

                         Olin Financial Services, Inc.
                         120 Long Ridge Road
                         P.O. Box 1355
                         Stamford, Connecticut 06904
                         Attn: Corporate Secretary

                         Copy to:

                         Alan J. Mogol, Esquire
                         Ober, Kaler, Grimes & Shriver
                         1600 Maryland National Bank Building
                         10 Light Street
                         Baltimore, Maryland 21202

     31. Severability. It is agreed that, for the purpose of any suit brought or based on this Lease, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained thereon as successive periodic sums shall mature or be due hereunder, and it is further agreed that failure to include in any suit or action any sum or sums then matured or due shall not be a bar to the maintenance of any suit or action for the recovery of said sum or sums so omitted; and Tenant agrees that it will not in any suit or suits brought or arising under this Lease for a matured sum for which judgment has not previously been obtained or entered, plead, rely on or interpose the defenses of res judicata, former recovery, extinguishment, merger, election of remedies or other similar defense as a defense to said suit or suits. If any term, clause or provision of this Lease is declared invalid by a court of competent jurisdiction, the validity of the remainder of this Lease shall not be affected thereby but shall remain in full force and effect.

     32. Non-Waiver. It is understood and agreed that nothing herein shall be construed to be a waiver of any of the terms, covenants or conditions herein contained, unless the same shall be in writing, signed by the party to be charged with such waiver and no waiver of the breach of any covenant herein shall be construed as a waiver of such covenant or any subsequent breach thereof. No mention in this Lease of any specific right or remedy shall preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may be otherwise entitled either at law or in equity.

     33. Successors and Assigns. Except as otherwise herein provided, this Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord and Tenant and their respective, successors and assigns. In the event Landlord's interest under this Lease is assigns. In the event Landlord's interest under this Lease is transferred or assigned and written notice thereof is given to Tenant, Landlord, or any subsequent assignee or transferee of Landlord's interest under this Lease who gives such notice to Tenant shall automatically be relieved and released from and after the date of such transfer or conveyance from all liability hereunder. The liability of Landlord, its successors and assigns, under this Lease shall at all times be limited solely to Landlord's interest in the land and improvements comprising the Premises and in the event the owner of Landlord's interest in this Lease is at any time an individual, partnership, joint venture or unincorporated association, Tenant agrees that such individual or the members or partners of such partnership, joint venture or unincorporated association shall not be personally or individually liable or responsible for the performance of any of Landlord's obligation hereunder.

     34. Captions. The captions of the various sections of this Lease are for convenience only and are not a part of this Lease. Such captions shall not be construed to define or limit any of the provisions of this lease.

     35. Final and Entire Agreement. This Lease contains the final and entire agreement between the parties hereto, and neither they nor their agents shall be bound by any terms, conditions or representations not herein written.

     36. Purchase and Assignment Agreement and Ground Sublease. The covenants, duties and obligations of Tenant hereunder shall be supplemental to the covenants, duties and obligations of the Tenant under the Purchase and Assignment Agreement and Ground Sublease. No provision of this Lease shall ever be construed to restrict, limit or modify any covenant, duty or obligation of the Tenant under the Purchase and Assignment Agreement and Ground Sublease. All of Landlord's rights and remedies hereunder shall be cumulative and supplemental to Landlord's rights and remedies under the Ground Sublease and the Purchase and Assignment Agreement. In the event the Landlord's rights under the Ground Lease are terminated for any reason, then Landlord may elect to terminate this Lease simultaneously with the termination of Landlord's rights under the Ground Lease.

     37. Governing Law. The laws of the State of California shall govern the rights and obligations of the parties to this Lease and the interpretation, construction and enforceability thereof and any and all issues relating to the transactions contemplated in this Lease. Tenant consents to the jurisdiction of the courts of State of Maryland, including the jurisdiction of the United States District Court for the District of Maryland to the extent a jurisdictional basis exists, and agrees that venue shall be proper in any county in the State of Maryland, in the City of Baltimore or in the United States District Court for the District of Maryland if suit is filed to enforce, interpret or construe this Lease.

     38.  Tax Indemnification.

          38.1 General. Tenant's indemnification obligations hereunder shall not extend to changes in applicable corporate income tax rates. If by reason of the misrepresentation of or breach by Tenant, of the warranty and representation set forth in Section 10 (e) hereof, Landlord in computing its taxable income or liability for tax, shall either lose, or shall not have, or shall lose the right to claim, or there shall be disallowed or recaptured, for Federal and/or state income tax purposes, in whole or in part, the benefit of ACRS Deductions; hereinafter referred to as a "Loss"; then Tenant shall pay Landlord the Tax Indemnification Payment as additional rent. As used herein, "ACRS Deductions" shall mean the deductions under the Accelerated Cost Recovery System with respect to the acquisition cost of any item of the Premises in accordance with the accelerated method set forth in Section 168 (as in effect on the date such item of the Premises is first placed in service) of the Internal Revenue Code of 1986, as now or hereafter amended, for property assigned to the depreciation categories specified in Exhibit B attached hereto; and "Tax Indemnification Payment" shall mean such amount as, after consideration of (i) all taxes required to be paid by Landlord in respect of the receipt thereof under the laws of any governmental or taxing authority in the United States, and (ii) the amount of any interest or penalties which may be payable by Landlord in connection with the Loss or contesting the Loss pursuant to Paragraph 38.2 hereof, shall be required to cause Landlord's after-tax net return (the "Net Return") to be equal to, but no greater than, the Net Return contemplated consistently with current tax laws as of the date of this Lease.

          Landlord promptly shall notify Tenant in writing of such Loss and Tenant shall pay to Landlord the Tax Indemnification Payment within thirty (30) days of such notice unless such Loss is contested pursuant to Paragraph 38.2 hereof. For these purposes, a Loss shall occur upon the earliest of (i) the happening of any event (such as disposition or change in use of the Premises) which will cause such Loss; (ii) the payment by Landlord to the Internal Revenue Service or State taxing authority of the tax increase resulting from such Loss;
(iii) the date on which the Loss is realized by Landlord; or (iv) the adjustment of the tax return of Landlord to reflect such Loss.

          The tax indemnification provided in this Section 38 is for the benefit of the Trustee, the Partnership, Olin Financial Services, Inc. ("OFS") and MNLC. As used in this Section 38, the term "Landlord" shall mean and include the Trustee, the Partnership, OFS and MNLC, and the consolidated Federal taxpayer group of which each is a member (as applicable).

          38.2 Contest. If the Internal Revenue Service makes a claim against Landlord which, if successful, would require Tenant to make a Tax
Indemnification Payment, Landlord agrees to contest the claim on request of Tenant subject to the following conditions:

               (a) Landlord agrees promptly after becoming aware thereof to notify Tenant of any such claim. Tenant agrees that, in the event it desires the claim to be contested, it shall request Landlord to contest the claim within thirty (30) days after such notice from Landlord. Landlord agrees not to make any payment of any tax which is the subject of the claim before it gives the notice and during the thirty (30) day period after it gives the notice.

               (b) Landlord shall consult with Tenant regarding the commencement and prosecution of any and all administrative proceedings with the Internal Revenue Service in contesting the claim. Landlord reserves the right to decline to pursue administrative proceedings. If administrative proceedings are not pursued or are not successful, Landlord shall, at the request of Tenant, contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court and, if necessary, bring appropriate appeals.

               (c) Prior to taking any such action and prior to each appeal from any adverse determination, Landlord shall have received from Tenant an opinion of outside tax counsel of recognized standing, which counsel is reasonably acceptable to Landlord, to the effect that on the basis of law and fact a meritorious defense exists to such claim or that there is a meritorious basis for such refund claim, identifying such defense or basis, as the case may be. Subject to the foregoing, in no event will Landlord compromise or settle the claim or cease to contest the claim without the written consent of Tenant (provided, however, that Landlord may so compromise, settle or cease to contest if it waives in writing its right to an indemnity for any Loss resulting from such claim). Tenant agrees to reimburse Landlord for all reasonable costs incurred by Landlord as a result of contesting the claim and to pay all reasonable costs and expenses which Landlord may incur in contesting the claim. These costs and expenses shall include, without limitation, reasonable attorneys' and accountants' fees and disbursements. If Tenant elects to pay the tax claimed and sue for a refund, Tenant shall provide Landlord with sufficient funds (as an interest free loan) to pay the tax.

          (d) If any such claim referred to above shall be made by the Internal Revenue Service and Tenant shall have requested Landlord to contest such claim and otherwise has complied with its obligations under this sub-part, Tenant's liability for indemnification hereunder shall become fixed upon final determination of the liability of Landlord. At such time, Tenant shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest. If Tenant has provided funds to Landlord (as an interest free loan) to pay the tax pursuant to the foregoing paragraph) and Landlord subsequently receives a refund of tax in connection with such final determination (or would have received a refund had any payment made from funds provided by Tenant not been applied in payment of a tax liability determined to be owing by Landlord for which Tenant is not required to make a Tax Indemnification Payment), such refund or an amount equal to such amount so applied, together with any interest also received (or which would have been received) by Landlord and fairly attributable to such refund of tax or amount so applied, will be paid over to Tenant, to the extent of Tenant's payment to Landlord.

     39.  Tenant's Option to Terminate.

          39.1 Exercise. So long as Tenant is not in default hereof, then in the event Tenant in good faith determines that it is uneconomic for Tenant to continue leasing the Premises, Tenant may terminate this Lease effective upon any date on which the next installment of Annual Net Rent is due after December 31, 1988 (the "Tenant's Termination Date"), provided (i) Tenant gives Landlord at least one hundred eighty (180) days' prior written notice, and (ii) Tenant pays Landlord the Stipulated Loss Value calculated pursuant to Paragraph 39.2 hereof), plus all rent (Annual Net Rent and Additional Rent) due as of that date and any other monies then owed Landlord by Tenant. Landlord may (at its sole discretion) elect to sell the Premises to a third party or to determine the fair value of the Premises and notify Tenant thereof in writing.

          39.2 Adjustment for Fair Market Value. If Landlord elects to determine the fair market value of the Premises and notify Tenant thereof in writing and (a) if Tenant accepts Landlord's determination of fair market value, on the Tenant's Termination Date, Tenant shall pay Landlord the amount (if any) by which the Stipulated Loss Value exceeds the agreed fair market value, or (b) if Tenant does not accept Landlord's determination of fair market value, on the Tenant's Termination Date, Landlord shall convey to Tenant all right, title and interest of Landlord in and to the Premises by grant deed upon receipt by Landlord from Tenant of all sums due pursuant to Paragraph 39.1 hereof.

          39.3 Subsequent Sale. If Landlord does not elect to determine the fair market value and Landlord sells the Premises within two (2) years after the Tenant's Termination Date, then at such time as Landlord closes on a sale of the Premises, Landlord shall apply the net proceeds of sale of the Premises (less any costs or expenses, including reasonable attorneys' fees, incurred by Landlord in connection with reacquiring possession, holding and selling the Premises) to reimburse Tenant for the amount paid by Tenant to Landlord as Stipulated Loss Value under Paragraph 39.1; solely to the extent of such Stipulated Loss Value actually received by Landlord from Tenant. Landlord shall use its good faith efforts to maximize the net proceeds upon any sale of the Premises.

     40.  Landlord's Option to Terminate.

          40.1 Exercise. In the event there shall be any change in the ownership of the capital stock or voting power of Guarantor and as a result thereof any one or more of Guarantor's senior lenders shall call any senior loan indebtedness, then Landlord may, upon thirty (30) days' prior written notice, terminate this Lease and cause Tenant to pay to Landlord the Stipulated Loss Value (or the alternative amount required pursuant to Paragraph 40.2 hereof), determined and payable as of the date upon which the next installment of Annual Net Rent is due, plus all rent (Annual Net Rent and Additional Rent) prorated through the date of termination (the "Landlord's Termination Date") and any other monies then due Landlord from Tenant. Notwithstanding the payment of the Stipulated Loss Value, Tenant shall be permitted to remain in possession of the Premises for up to one hundred fifty (150) days from Landlord's notice, subject to all the terms and conditions of this Lease but Tenant shall continue to pay Annual Net Rent in the amount last due prior to Landlord's notice. Landlord may (at its sole discretion) elect to sell the Premises to a third party or to determine the fair market value of the Premises and notify Tenant thereof in writing.

          40.2 Adjustment for Fair Market Value. If Landlord elects to determine the fair market value of the Premises and notify Tenant thereof in writing and (a) if Tenant accepts Landlord's determination of fair market value, on the Landlord's Termination Date, Tenant shall pay Landlord the amount (if any) by which the Stipulated Loss Value exceeds the agreed fair market value, or (b) if Tenant does not accept Landlord's determination of fair market value, on the Landlord's Termination Date, Landlord shall convey to Tenant all right, title and interest of Landlord in and to the Premises by grant deed upon receipt by Landlord from Tenant of all sums due pursuant to Paragraph 40.1 hereof.

          40.3 Subsequent Sale. If Landlord does not elect to determine the fair market value and Landlord sells the Premises within two (2) years after the Landlord's Termination Date, then at such time as Landlord closes on a sale of the Premises, Landlord shall apply the net proceeds of sale of the Premises (less any costs or expenses, including reasonable attorneys' fees, incurred by Landlord in connection with reacquiring possession, holding and selling the Premises) to reimburse Tenant for the amount paid by Tenant to Landlord as Stipulated Loss Value under Paragraph 40.1, solely to the extent of such Stipulated Loss Value actually received by Landlord from Tenant. Landlord shall use its good faith efforts to maximize the net proceeds upon any sale of the Premises.

     41. Quiet Enjoyment. Landlord covenants that, upon the payment of the rent (Annual Net Rent and Additional Rent) herein, Tenant shall have and hold the Premises, free from any interference from the Landlord, but subject to the terms of this Lease, of any mortgage, deed of trust, or other security instrument now existing or hereafter placed on the Premises or any portion thereof.

     42. Survival of Obligations. All of Tenant's duties and obligations which accrue during the term of this Lease shall survive the expiration of earlier termination of this Lease.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year above written with the specific intention that this Lease constitute an instrument under seal.


WITNESS/ATTEST:                         LANDLORD:
                                        THE CONNECTICUT NATIONAL BANK,
                                        not individually but solely in its
                                        capacity as Trustee

                                        By:                          [SEAL]
-------------------------------            --------------------------


                                        TENANT:
                                        PHYSICS INTERNATIONAL COMPANY


           [SIG]                        By:         [SIG]            [SEAL]
-------------------------------            --------------------------

                                ACKNOWLEDGMENTS


STATE OF ______________, CITY OF ________________, TO WIT:

     I HEREBY CERTIFY that on this ___________ day of December, 1986, before me the subscriber, a Notary Public of the State and subdivision aforesaid, personally appeared _________________________, who acknowledged ______self to be the _______________________ of THE CONNECTICUT NATIONAL BANK, not individually but solely in its capacity as trustee, and that __he as such ____________________________, being so authorized to do, executed the foregoing instrument for the purposes therein contained by signing the name of the Trustee by _____self as __________________________ in my presence.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.



                                   -------------------------------------
                                   NOTARY PUBLIC


My Commission Expires:


STATE OF CALIF., COUNTY OF ALAMEDA  TO WIT:

     I HEREBY CERTIFY that on this 29th day of December, 1986, before me the subscriber, a Notary Public of the State and subdivision aforesaid, personally appeared JAMES BANISTER, JR., who acknowledged himself to be the Senior Vice President of PHYSICS' INTERNATIONAL COMPANY, a California corporation and that he as such Senior Vice President, being so authorized to do, executed the foregoing instrument for the purpose therein contained by signing in my presence the name of the corporation by himself as Senior Vice President.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                        /s/ JENNIFER TRUJILLO
                                   -------------------------------------
                                   NOTARY PUBLIC


My Commission Expires: April 7, 1987


[NOTARY PUBLIC SEAL]

                         EXHIBIT "A" TO FACILITY LEASE

I. GENERAL NARRATIVE

     As a condition of entering into this Facility Lease, Landlord and Tenant have agreed that Landlord will acquire the Facility and make certain improvements to the Facility which are required by the Tenant.

     Landlord and Tenant have further agreed that the rentals to be charged for the Facility will be established at a reasonable level at the commencement of the Facility Lease and will be increased on a periodic basis to reflect the increased investment in the Facility by the Landlord as the improvements are being completed.

     For portions of the facility purchased and leased in 1987, the Initial Rentals described below will be increased based upon the cost of 1987 improvements to the Facility as described in the table below.

                                                Base Lease Term                        Construction Period
                               ----------------------------------------------          --------------------------------
                                                                                       Daily Rent Payment
                                                                                       as a Percentage of
Year Property                   Semi-Annual Rent Payment                               Acquisition Cost
is Placed       Type of            as a Percentage of                                  (Due on 6/30/87 &   Construction
in Service      Property            Acquisition Cost        Base Lease Period          12/31/87)           Period
--------------  --------       ---------------------------  -----------------          ------------------  ------------
                               Payments  Lease Rate Factor
                               --------  -----------------
1987            Land Improve-    1 - 19      5.991629%      December 31, 1987              0.036111%       Date of Acquisition
                  ments         20 - 38      7.323102       through December 31, 2006                      through December 31, 1987

1987            Real Estate      1 - 19      6.602842%      December 31, 1987              0.036111%       Date of Acquisition
                                70 - 38      8.070140       through December 31, 2006                      through December 31, 1987

     Landlord and Tenant have further agreed that additional rental adjustments will be made in order to minimize Tenant's rents. Landlord in good faith will calculate rental adjustments periodically and in calculating this adjustment Landlord will consider:

     1.   The cost or projected costs of improvements to the Facility.
     2. The dates that improvements are paid for or anticipated to be paid for and placed in service.
     3. The tax benefits to be realized by the Landlord on the Facility and on the improvements.
     4. Actual rates of return available in the market to Landlord on similar investments.
     5. Transaction expenses incurred by Landlord related to the ownership or leasing of the property.

     Smith Barney will in good faith review the calculations performed by the Landlord, and will certify to the Tenant that the adjusted rent is a "fair market rent" based upon the costs, dates, tax benefits and market rates of return available to Landlords on similar investments.

II.  INITIAL RENTALS

     The Facility rents to be paid by Tenant, prior to the adjustments referred to above are:

     For the first ten years: 20 semi-annual payments each at $240,432.73

     For the second ten years: 20 semi-annual payments each at $293,862.22

III. LIMITATION OF RENTS

     Landlord and Tenant further agree that in no event will net present value of the Annual Net Rents for the Facility be greater than $10 million, discounting the Annual Net Rents at an annual discount factor of 10%.

                         EXHIBIT "B" TO FACILITY LEASE

                                                                 DEPRECIATION
                                            ACQUISITION          CATEGORY AND      DATE PLACED
DESCRIPTION                                 COST                 ACRS CLASS LIFE   IN SERVICE
-----------------------------------------------------------------------------------------------------
1.  All buildings and improvements          $1,850,000           "Real Estate"     12/29/86
    situated on lands hereinafter                                19 Years
    described in Exhibit B-1 attached
    hereto, which lands are situated in
    the City of San Leandro, County
    of Alameda, State of California
    which are and shall remain real
    property.

2.  Improvements made to the buildings      $2,078,300           "Real Estate"     12/29/86
    referred to above, described more                            19 Years
    completely in Exhibit B-2, attached
    hereto.

3.  Improvements made to the buildings      To be determined     "Real Estate"     To be determined
    referred to above, to be made after     and reported in      31.5 Years        and reported in
    1986. Such improvements are generally   later attachments                      later attachments
    described in Exhibit B-3, attached.     to this Exhibit B.                     to this Exhibit B.

4.  Improvements made to the land           To be determined     "Land             To be determined
    referred to above, to be made after     and reported in      Improvements"     and reported in
    1986. Such improvements are generally   later attachments    15 Years          later attachments
    described in Exhibit B-3, attached.     to this Exhibit B.                     to this Exhibit B.

          EXHIBIT B-1  (Page 1 of 3)


All buildings and improvements situated on the hereinafter described lands situated in the City of San Leandro, County of Alameda, State of California which are and shall remain real property.


PARCEL 1:

Beginning at a point on the northwestern line of the 66.29 acre tract of land fifthly described in the Decree of Distribution in the Matter of the Estate of Georges LeRoy, deceased, in the Superior Court, Contra Costa County, Probate No. 11478, certified copy of which decree was recorded November 22, 1948, in Book 5660 OR, page 403 (AC/88342), distant thereon north 62 degrees 30' east
631.30 feet from the northeastern line of Merced Street; thence along said line of said 66.92 acre tract, north 62 degrees 30' east 315.65 feet; thence south 27 degrees 30' east 690 feet to the direct extension northeasterly of the northwestern line of the land described as Parcel III in the deed from Oakland Title Insurance Company to Southern Pacific Company, recorded March 23, 1954, in Book 7278 OR, page 297, (AJ/23953); thence along said direct extension south 62 degrees 30' west 315.65 feet to the most northern corner of said Parcel III in the last mentioned deed; and thence north 27 degrees 30' west 690 feet to the point of beginning.


PARCEL 2:

Portion of the 66.92 acre tract of land fifthly described in the Decree of Distribution in the Matter of the Estate of Georges LeRoy, deceased, in the Superior Court of Contra Costa County, Probate No. 11478, a certified copy of which decree was recorded November 22, 1948, in Book 5660 OR, page 403 (AC/88342), described as follows:

Beginning at the intersection of the northeastern line of Merced Street, 60 feet wide, with the northwestern line of said 66.92 acre tract, thence along the northwestern line of said 66.92 acre tract north 62 degrees 30' east 631.30 feet; thence south 27 degrees 30' east 690 feet; thence south 62 degrees 30' west 631.30 feet to said line of Merced Street; thence along the last named line north 27 degrees 30' west 690 feet to the point of beginning.

Excepting therefrom that portion quitclaimed to the City of San Leandro by instrument recorded October 10, 1957, Book 8490 OR, page 595, (AM/100857).

                                                       EXHIBIT B-1 (Page 2 of 3)


                       [EXISTING SITE PLAN AND ANALYSIS]

                           EXHIBIT B-1 (Page 3 of 3)

                        STRUCTURAL PLAN - MAIN BUILDING

                                  EXHIBIT B-3

                            FACILITY RENOVATION PLAN
                        MAJOR COST CONSTRUCTION ELEMENTS



                 ELEMENT                                    COST
1.   Roofing Repair/Replacement                          $   40,700

2.   Seismic/Structural Improvements                     $   71,500

3.   HVAC System Repairs/Replacements                    $1,500,000

4.   Interior Remodeling & Renovation                    $1,820,000

5.   Exterior Bldg. Repairs/Modifications                $  213,500

6.   Site Preparation, Landscaping
       Paving, Utilities                                 $  710,700

7.   New Building (Complete)                             $  975,000

8.   "Soft Costs" incl., A&E, Project
       Management, Fees/Permits, etc.                    $  740,300
                                                         ----------
                         TOTAL                           $6,071,700

                                 FACILITY LEASE

                       SCHEDULE OF STIPULATED LOSS VALUES


                                         Stipulated Loss Value
                                           as a Percentage of
                                       Original Acquisition Cost
                              -------------------------------------------
Rental Payment                1986 Real        1987 Land        1987 Real
     Date                       Estate        Improvements        Estate
--------------                ---------       ------------      ---------
Prior to First Payment         105.73%          106.02%           106.02%
June 30, 1987                  109.96           106.02            106.02
December 31, 1987              110.48           106.02            106.02
June 30, 1988                  109.58           106.20            105.83
December 31, 1988              109.89           106.74            105.75
June 30, 1989                  110.13           107.20            105.64
December 31, 1989              110.28           107.57            105.49
June 30, 1990                  110.37           107.85            105.31
December 31, 1990              110.38           108.05            105.09
June 30, 1991                  110.32           108.17            104.84
December 31, 1991              110.18           108.22            104.84
June 30, 1992                  109.98           108.19            104.23
December 31, 1992              109.71           108.09            103.86
June 30, 1993                  109.38           107.92            103.46
December 31, 1993              108.98           107.67            103.02
June 30, 1994                  108.53           107.37            102.53
December 31, 1994              108.00           106.97            102.01
June 30, 1995                  107.42           106.51            101.44
December 31, 1995              106.78           105.96            100.83
June 30, 1996                  106.08           105.33            100.17
December 31, 1996              105.32           104.62             99.48
June 30, 1997                  103.38           103.82             98.75
December 31, 1997              101.35           101.85             96.73
June 30, 1998                   99.24            99.75             94.63
December 31, 1998               97.03            97.53             92.45
June 30, 1999                   94.73            95.19             90.20
December 31, 1999               92.34            92.74             87.89
June 30, 2000                   89.86            90.16             85.50
December 31, 2000               87.28            87.46             83.06
June 30, 2001                   84.63            84.63             80.55
December 31, 2001               81.85            81.69             77.99
June 30, 2002                   79.00            78.62             75.37
December 31, 2002               76.06            75.47             72.70
June 30, 2003                   73.02            72.25             69.98
December 31, 2003               69.91            69.01             67.22
June 30, 2004                   66.69            65.73             64.42
December 31, 2004               63.40            62.46             61.60
June 30, 2005                   60.01            59.17             58.75
December 31, 2005               56.56            55.90             55.90
June 30, 2006                   53.09            52.70             53.01
December 31, 2006               50.00            50.00             50.00
If renewed, any Payment
period after December 31,
2006                            50.00            50.00             50.00


If, as contemplated in Exhibit A to the Lease, the Annual Net Rents are adjusted, then Landlord may adjust the above stipulated loss values to reflect such adjustments. In addition, any prepayment fees required on any debt used to finance the facility shall be added to the stated stipulated loss values. (Assuming Tenant is not in default. It is understood that Tenant has no liability for the Stipulated Loss Values after expiration of

                                 FACILITY LEASE

                                Amendment No. 3

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to Facility Lease under seal as of the day and year first above written with specific intention that this Amendment No. 3 to Facility Lease constitute an instrument under seal.


WITNESS/ATTEST:                         LANDLORD:
                                        THE CONNECTICUT NATIONAL BANK,
                                        not individually but solely
                                        in its capacity as Trustee

________________________                By:__________  _____________ (SEAL)


                                        TENANT:
                                        PHYSICS INTERNATIONAL COMPANY


________________________                By:__________  _____________ (SEAL)


Pursuant to Section 6(b) of that certain Assignment of Lease and Agreements from The Connecticut National Bank, not individually but solely as trustee under the Trust Agreement with Merced Associates, to the undersigned, dated as of March 9, 1987, the undersigned consent to the foregoing amendment to the Facility Lease.

WITNESS/ATTEST:                         THE FIRST NATIONAL BANK OF
                                        BOSTON, not individually but
                                        solely as Trustee

________________________                By:__________  _____________ (SEAL)


________________________                ____________________________
                                        Philip G. Kane, Jr., not
                                        individually but solely as
                                        Trustee

                               TABLE TO EXHIBIT A
                                    Page One


                                                                                    1987
                                1986 Real Estate             ---------------------------------------------------
                        ---------------------------            Land Improvements                Real Estate
                           % of                              -----------------------      ----------------------
                        Capitalized                            % of                         % of
Date                       Cost            Amount            Cap. Cost       Amount      Cap. Cost      Amount
-----------------       -----------     -----------          ---------     ----------    ---------     ---------
June 30, 1987             5.47000       $214,878.01                   Interim rent at .028305% per day
December 31, 1987         4.18500       $164,399.35                   Interim rent at 0.28305% per day

June 30, 1988             5.47000       $214,878.01           4.384820%    $24,360.44     7.291380%    $111,074.72
December 31, 1988         4.18500        164,399.35           7.245606      40,253.90     5.512579       83,976.98
June 30, 1989             5.47000        214,878.01           5.143938      28,577.81     7.764448      118,281.29
December 31, 1989         4.18500        164,399.35           6.486488      36,036.53     5.039511       76,770.41
June 30, 1990             5.47000        214,878.01           5.081503      28,230.95     7.764448      118,281.29
December 31, 1990         4.18500        164,399.35           6.548910      36,383.32     5.039511       76,770.41
June 30, 1991             4.26393        167,499.96           5.013276      27,851.91     7.764448      118,281.29
December 31, 1991         5.39107        211,777.40           6.617150      36,762.43     5.039511       76,770.41
June 30, 1992             4.12892        162,196.36           4.938699      27,437.58     7.764448      118,281.29
December 31, 1992         5.52609        217,081.39           6.691727      37,176.76     5.039511       76,770.41
June 30, 1993             4.06395        159,644.15           4.857176      26,948.67     7.764448      118,281.29
December 31, 1993         5.59105        219,633.22           6.773237      37,629.60     5.039511       76,770.41
June 30, 1994             3.99294        156,854.66           4.768076      26,489.66     5.039511       76,770.41
December 31, 1994         5.66207        222,423.10           6.862338      38,124.61     7.764448      118,281.29
June 30, 1995             3.91532        153,805.52           7.887850      43,821.97     4.912807       74,840.24
December 31, 1995         6.81246        267,613.87           3.742576      20,792.37     7.891164      120,211.65
June 30, 1996             8.22670        323,169.46           8.750517      48,614.64     4.774314       72,730.47
December 31, 1996         3.57386        140,391.94           4.172178      23,179.07     8.029657      122,321.41
June 30, 1997             8.45360        332,082.77          10.329078      57,384.53     4.622936       70,424.43
December 31, 1997         3.34696        131,478.63           3.885875      21,588.48     9.603689      146,299.74
June 30, 1998             8.70264        341,865.81          10.643299      59,130.23    11.540986      175,811.95
December 31, 1998         3.09792        121,695.59           3.571654      19,842.79     4.108291       62,584.49
June 30, 1999             8.97597        352,603.03          10.988167      61,046.19    11.903470      181,333.92
December 31, 1999         2.82459        110,958.37           3.226786      17,926.83     3.745820       57,062.71
June 30, 2000             9.27596        364,387.54          11.366671      63,149.02    12.301296      187,394.29
December 31, 2000         2.52460         99,173.86           2.848281      15,824.00     3.347993       51,002.34
June 30, 2001             9.60521        377,321.46          11.782098      65,456.97    12.737933      194.045.89
December 31, 2001         2.19535         86,239.93           2.432855      13,516.04     2.911356       44,350.74
June 30, 2002             9.96657        391,516.77          12.238044      67,990.04    13.217151      201,346.14
December 31, 2002         1.83399         72,044.63           1.976921      10,983.04     2.432139       37,050.48
June 30, 2003            10.36318        407,096.80          12.738454      70,770.13    13.743102      209,358.33
December 31, 2003         1.34738         56,464.60           1.476511       8,202.95     1.906176       29,038.11
June 30, 2004            10.79847        424,196.30          13.287668      73,821.37    14.320364      218,152.17
December 31, 2004         1.00209         39,365.10           0.927284       5,151.65     1.328926       20,244.46
June 30, 2005            11.27622        442,963.75          13.890437      77,170.13    14.953933      227,803.78
December 31, 2005         0.52434         20,597.65           0.324503       1,802.82     0.695356       10,592.85
June 30, 2006            11.80056        463,561.40           7.303004      40,572.79    15.649290      238,396.63
December 31, 2006         0.00000               .00           6.911948      38,400.23     0.000000            0.00

                               TABLE TO EXHIBIT A
                                    Page Two

                                                   1988
                        ----------------------------------------------------------
                                  Land                             Real
                               Improvements                       Estate
                        --------------------------      --------------------------         Total
                           % of                           % of                              Rent
    Date                Cap. Cost.        Amount        Cap. Cost         Amount           Payments
-------------           ----------      ----------      ---------       ----------       -----------
June 30, 1988                       Interim Rent at .028305% per day
December 31, 1988        4.185000       $29,984.73       4.185000       $132,928.42      $451,543.38
June 30, 1989            4.860804        34,826,73       5.663903        179,902.92       576,466.76
December 31, 1989        4.185000        29,984.73       4.467571        141,903.76       449,094.78
June 30, 1990            5.547380        39,745.92       5.663903        179,902.92       581,039.09
December 31, 1990        4.142180        29,677.93       4.485429        142,470.98       449,701.99
June 30, 1991            5.590200        40,052.71       5.663903        179,902.92       533,588.79
December 31, 1991        4.074850        29,195,52       4.501168        142,970.88       497,476.64
June 30, 1992            5.657530        40,535.12       5.663903        179,902.92       528,353.27
December 31, 1992        4.001250        28,668.19       4.562589        144,921.80       504,618.55
June 30, 1993            5.731130        41,062.45       5.663903        179,902.92       525,875.48
December 31, 1993        3.920810        28,091.85       4.562589        144,921.80       507,046.88
June 30, 1994            5.811570        41,638.79       5.663903        179,902.92       481,656.44
December 31, 1994        3.832890        27,461.92       6.293226        199,892.14       606,183.06
June 30, 1995            5.899490        42,268.72       5.506573        174,905.62       489,642.07
December 31, 1995        3.736790        26,773.39       5.821234        184,900.23       620,291.51
June 30, 1996            8.158340        58,452.95       5.349242        169,908.32       672,875.84
December 31, 1996        3.531190        25,300.30       5.821234        184,900.23       496,092.95
June 30, 1997            8.363940        59,926.03       5.663903        179,902.92       699,720.68
December 31, 1997        3.306470        23,690.23       5.917619        187,961.71       511,018.79
June 30, 1998            8.588660        61,536.11       9.754500        309,832.81       948,176.91
December 31, 1998        3.060850        21,930.41       3.618605        114,937.98       340,991.26
June 30, 1999            8.834280        63,295.93      10.226492        324,824.72       983,103.79
December 31, 1999        2.792380        20,006.87       3.261680        103,600.95       309,555.73
June 30, 2000            9.102750        65,219.46      10.478221        332,820.41     1,012,970.72
December 31, 2000        2.498950        17,904.50       2.942442         93,460.98       277,365.68
June 30, 2001            9.396180        67,321.83      10.855814        344,813.93     1,048,960.08
December 31, 2001        2.178230        15,606.60       2.593521         82,378.16       242,091.47
June 30, 2002            9.716900        69,619.73      11.233408        356,807.46     1,087,280.14
December 31, 2002        1.827680        13,094.98       2.139697         67,963.33       201,136.46
June 30, 2003           10.067450        72,131.36      11.705400        371,799.37     1,131,155.99
December 31, 2003        1.444530        10,349.78       1.730637         54,970.34       159,025.78
June 30, 2004           10.450600        74,876.55      12.208858        387,790.74     1,178,837.13
December 31, 2004        1.025750         7,349.30       1.258645         39,978.43       112,088.94
June 30, 2005           10.869380        77,877.03      12.680850        402,782.65     1,228,597.34
December 31, 2005        0.568020         4,069.75       0.692255         21,988.13        59,051.20
June 30, 2006           11.327110        81,156.58      12.429121        394,786.97     1,218,474.37
December 31, 2006        1.563316        11,200.86       2.045298         64,964.94       114,566.03